UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 7, 2021

Cincinnati Bell Inc.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)

(513) 397-9900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares ($0.01 par value)	CBB	New York Stock Exchange
Depositary Shares, each representing 1/20 interest in a Share of 6 3/4% Cumulative Convertible Preferred Stock, without par value	CBB.PB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§ 240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Introductory Note

As previously disclosed, on March 13, 2020, Cincinnati Bell Inc., an Ohio corporation (the “Company” or “Cincinnati Bell”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation and directly wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

On September 7, 2021 (the “Closing Date”), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”), the Merger was completed. At the effective time of the Merger (the “Effective Time”), the separate corporate existence of Merger Sub ceased, and the Company survived the Merger as a wholly owned subsidiary of Parent.

Item 1.01.	Entry into Material Definitive Agreements.

On the Closing Date, Merger Sub, as initial borrower (whose rights and obligations in the Facilities (as defined below) were assumed by the Company as the surviving entity upon the consummation of the Merger, the “Borrower”), entered into a credit agreement (the “Credit Agreement”) establishing senior secured credit facilities in an aggregate principal amount of up to $425 million, consisting of a $150 million senior secured term loan facility (the “Term Facility”) with a maturity of seven years and a $275 million senior secured revolving facility (including a sub-limit of $40,000,000 for letters of credit) with a maturity of five years (the “Revolving Facility” and, together with the Term Facility, the “Facilities”). The Credit Agreement also provides customary provisions for future incremental debt incurrence thereunder.

Proceeds of the loans drawn under the Facilities on the Closing Date, together with other sources of funds, were used to refinance the Existing Credit Agreement (as defined below), to pay fees and expenses related thereto and to the other transactions relating to the Merger, for additional cash on the balance sheet and for general purposes of the Company and its subsidiaries. Proceeds of the Revolving Facility drawn after the Closing Date will be used to finance ongoing working capital needs and other general purposes of the Borrowers and their subsidiaries, and interest accrues on the Facilities on a customary basis based on a floating rate, plus a margin.

All obligations under the Facilities are unconditionally guaranteed by certain domestic subsidiaries of the Company and certain of the Company’s and their respective assets and equity, as described therein. The Credit Agreement contains customary covenants and payment provisions more fully described therein.

The foregoing description of the Credit Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, the terms of which are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On September 7, 2021, in connection with the consummation of the Merger, the outstanding loans under the Credit Agreement, dated as of October 2, 2017, by and among the Company, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as a swingline lender, and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, a swingline lender and a letter of credit issuer (as amended by Amendment No. 1 to Credit Agreement, dated as of April 5, 2018 and Amendment No. 2 to Credit Agreement, dated as of April 5, 2018, the “Existing Credit Agreement”) were paid in full (together with accrued interest and unpaid fees and expenses thereunder), the commitments to extend credit under the Existing Credit Agreement were terminated and all guarantees and security interests in respect of the Existing Credit Agreement were released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

2.1*
Agreement and Plan of Merger, dated as of March 13, 2020, by and among Cincinnati Bell Inc., Red Fiber Parent LLC and RF Merger Sub Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Cincinnati Bell Inc. on March 13, 2020).

10.1
Credit Agreement, dated as of September 7, 2021, among Red Fiber Parent LLC, RF Merger Sub Inc., Goldman Sachs Bank USA, as administrative and collateral agent, each L/C Issuer and Swing Line Lender, each other Lender, Cincinnati Bell Inc. (and as successor in interest to RF Merger Sub Inc.) and the other parties thereto from time to time.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: September 7, 2021	By:	/s/ Christopher J. Wilson
		Name:	Christopher J. Wilson
		Title:	Vice President, General Counsel